Exhibit 11.1

Goldstein & Loggia

----- CPA’s, LLC

707 TENNENT ROAD,	AARON GOLDSTEIN, CPA
MANALAPAN, NEW JERSEY 07726	RALPH LOGGIA, CPA
DAVID LEWIS, CPA
WWW.AGCPASERVICES.COM
TELEPHONE: (732) 617-7004
FAX: (848) 233-9452

CONSENT

We consent to the inclusion in the Offering Statement on Form 1-A of Ryse Inc. of our auditor's report dated April 30, 2026, relating to the consolidated financial statements of Ryse Inc. as of and for the years ended December 31, 2025 and 2024, which report includes an explanatory paragraph regarding Ryse Inc.'s ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts'.' in such Offering Statement and the related offering circular.

GOLDSTEIN & LOGGIA CPA'S, LLC

September 18, 2026